Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BMC Software, Inc. for the registration of debt securities, preferred stock, and common stock and to the incorporation by reference therein of our reports dated May 5, 2011, with respect to the consolidated financial statements of BMC Software, Inc. and the effectiveness of internal control over financial reporting of BMC Software, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
October 26, 2011